UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2008

Encysive Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas		77081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-796-8822

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On January 14, 2008, Encysive Pharmaceuticals Inc. (the "Company") announced the commercial availability of THELIN® (sitaxentan sodium) 100 mg tablets in Belgium and Luxembourg for the treatment of pulmonary arterial hypertension ("PAH"). The Company received European Union ("EU") marketing authorization for THELIN from the European Commission in August 2006. THELIN is the first selective endothelin A receptor antagonist, and the first once-daily oral treatment commercially available for PAH patients in the EU.

THELIN is indicated for improving exercise capacity in PAH patients classified as World Health Organization ("WHO") functional class III. Efficacy has been shown in primary pulmonary hypertension and pulmonary hypertension associated with connective tissue disease ("CTD").

The European Commission's centralized licensing procedure permits Encysive to market THELIN in all 27 member states of the EU. THELIN has already been launched in the United Kingdom, Germany, Ireland, Spain, France, Italy and the Netherlands and will be launched in additional EU member states as local governmental approval for reimbursement is obtained.

Important Safety Information

In placebo-controlled clinical trials, the most frequent adverse events that occurred in patients receiving THELIN, which were considered to possibly be related to THELIN treatment, were headache, peripheral edema and nasal congestion. Other adverse events that occurred in at least 2% of THELIN patients, at a rate greater than placebo and considered to possibly be related to THELIN treatment, included dizziness, constipation, epistaxis, flushing, international normalized ratio ("INR") increase, insomnia, nausea, upper abdominal pain, vomiting, dyspepsia, diarrhea, fatigue, muscle cramp, and prothrombin time ("PT") prolongation. THELIN is also associated with liver function abnormalities. Because THELIN inhibits the metabolism of warfarin and other vitamin K antagonists, a dose adjustment for these drugs is needed when co-administered with THELIN. THELIN and other endothelin receptor antagonists have potential for liver toxicity and are teratogenic. Testing of liver enzymes is required prior to the initiation of THELIN and monthly thereafter. THELIN should not be used during pregnancy unless clearly necessary. THELIN is contraindicated in patients receiving cyclosporine A, patients with mild to severe hepatic impairment (Child-Pugh Class A-C), patients with elevated liver aminotransferases prior to starting treatment (elevation in liver enzymes to levels greater than 3 times the upper limit of normal), lactating patients, or patients with hypersensitivity to the active substance or any excipients.

About PAH

It is estimated that PAH afflicts approximately 100,000 to 200,000 people in North America and Europe. The disease is characterized by high blood pressure and structural changes in the walls of the pulmonary arteries, the blood vessels that connect the right side of the heart to the lungs. As these arteries become increasingly constricted, blood flow and oxygenation may be inadequate to meet the body's demands. Since the heart must then pump harder to overcome the resistance, patients are susceptible to heart failure.

This current report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are reduced estimates concerning the size of the PAH patient population and PAH diagnosis rates in Belgium, Luxembourg and the EU; our ability to quickly and successfully commercialize THELIN in Belgium, Luxembourg and other countries of the EU; market acceptance of THELIN in Belgium and Luxembourg and the actual rate of acceptance; the speed with which pricing and reimbursement approvals and product launches for THELIN may be achieved in other countries of the EU; difficulties or delays in manufacturing, packaging or distributing THELIN in Belgium and Luxembourg and other countries of the EU; legislation or regulations within the EU affecting THELIN’s pricing, reimbursement or access; the scope of our patents for THELIN and our ability to protect our patents and other intellectual property for THELIN in Belgium, Luxembourg and the EU; our estimate of the sufficiency of our existing capital resources; our ability to attract and retain qualified personnel in the EU; our ability to raise additional capital to fund cash requirements for our EU commercial requirements; our inability to predict revenues from sales of THELIN in Belgium, Luxembourg and other countries of the EU; and our ability to earn a profit from sales of THELIN in Belgium, Luxembourg and other countries in the EU as well as other risks, trends and uncertainties facing the Company such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, the Company undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encysive Pharmaceuticals Inc.

January 14, 2008	By:	/s/ Paul S. Manierre

Name: Paul S. Manierre
Title: Vice President, General Counsel and Secretary